Exhibit 5.1

Sheppard, Mullin, Richter & Hampton LLP 30 Rockefeller Plaza New York, New York 10112-0015 212.653.8700 main 212.653.8701 fax www.sheppardmullin.com

June 30, 2021

VIA ELECTRONIC MAIL

Unicycive Therapeutics, Inc.

5150 El Camino Real, Suite A-32

Los Altos, CA 94022

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

We are acting as counsel to Unicycive Therapeutics, Inc., a Delaware corporation (the “Company”), in connection with its registration statement on Form S-1 (File No. 333-256367), as amended (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended to date (the “Securities Act”), relating to: (i) $28,750,000 of units (the “Units”), which consist of (x) shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (“Common Stock”) and, (y) warrants (the “Warrants”) to purchase shares of Common Stock and (ii) a unit purchase option to purchase up to 5.0% of the Shares and the Warrants sold to investors granted to Roth Capital Partners, LLC, as representative of the several Underwriters (the “Underwriters”), by the Company (the “Unit Purchase Option”), consisting of (x) shares of Common Stock (the “Underwriter Shares”) and (y) Warrants (the “Underwriter Warrants”) that may be purchased by the Underwriters upon exercise of the Unit Purchase Option. The shares of Common Stock issuable upon exercise of the Warrants described in clause (i) of the preceding sentence and the shares of Common Stock issuable upon exercise of the Underwriter Warrants described in clause (ii) of the preceding sentence are collectively referred to herein as the “Warrant Shares.” The Units, the Shares, the Warrants and the Warrant Shares are referred to herein collectively as the “Securities.” The Securities will be sold by the Company pursuant to an underwriting agreement to be entered into by and between the Company and Roth Capital Partners, LLC as the representative of the several underwriters to be named therein (the “Agreement”).

This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. §229.601(b)(5), in connection with the Registration Statement.

In connection with this opinion, we have reviewed and relied upon the following:

●	the Registration Statement and the related prospectus included therein;

●	the form of Agreement;

●	the Certificate of Incorporation, as amended, of the Company in effect on the date hereof and the form of Amended and Restated Certificate of Incorporation to be in effect immediately before the effectiveness of the Registration Statement;

●	the Bylaws of the Company in effect on the date hereof and the form of Amended and Restated Bylaws to be in effect immediately before the effectiveness of the Registration Statement;

●	the resolutions of the Board of Directors of the Company authorizing/ratifying the execution and delivery of the Agreement, the issuance and sale of the Securities, the preparation and filing of the Registration Statement, and other actions with regard thereto; and

●	such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion.

In our examination, we have assumed the genuineness of all signatures, including endorsements, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photocopy, and the authenticity of the originals of such copies. As to any facts relevant to the opinions stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

Based upon and subject to the foregoing and to the other qualifications and limitations set forth herein, we are of the opinion that (1) the Shares have been duly authorized and will be validly issued, fully paid and non-assessable; (2)(a) when issued by the Company in accordance with and in the manner described in the Prospectus, the Warrants, (b) when issued by the Company in accordance with and in the manner described in the Prospectus and the Underwriting Agreement, the Units and the Unit Purchase Option, and (c) when issued by the Company in accordance with the manner described in the Prospectus and the Unit Purchase Option, the Underwriter Warrants, will be legally binding obligations of the Company in accordance with their terms, except that with respect to the Warrants and the Unit Purchase Option: (i) as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law), (ii) as enforceability of any indemnification or contribution provision may be limited under the federal and state securities laws, and (iii) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to the equitable defenses and to the discretion of the court before which any proceeding therefor may be brought; and (3) the Warrant Shares have been duly authorized, and if, as, and when issued in accordance with the terms of the Warrants, will be validly issued, fully paid and non-assessable.

We also hereby consent to the reference to our firm under the caption “Legal Matters” in the prospectus which forms part of the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, the rules and regulations of the Commission promulgated thereunder or Item 509 of Regulation S-K.

We express no opinion as to matters governed by any laws other than the Delaware General Corporation Law.  No opinion is expressed herein with respect to the qualification of the Securities under the securities or blue sky laws of any state or any foreign jurisdiction.

This opinion letter is rendered to you solely for use in connection with the issuance and sale of the Securities in accordance with the Registration Statement as of the date first written above and is not to be relied on for any other purpose. We disclaim any obligation to advise you of facts, circumstances, events or developments that hereafter may be brought to our attention and that may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Securities.

Respectfully submitted,

/s/ Sheppard, Mullin, Richter & Hampton LLP
Sheppard, Mullin, Richter & Hampton LLP